EXHIBIT 23(d)(2)(8)(a)

                               FIRST AMENDMENT TO
                              SUBADVISORY AGREEMENT
                          THE PHOENIX EDGE SERIES FUND

                               FIRST AMENDMENT TO
                              SUBADVISORY AGREEMENT
                          THE PHOENIX EDGE SERIES FUND

         THIS FIRST AMENDMENT made as of this 29th day of November, 2004 ("First Amendment") amends that Subadvisory Agreement dated September 7, 2001 by and between A I M Capital Management, Inc., a Texas corporation having a place of business located at 11 Greenway Plaza, 23rd Floor, Houston, Texas 77046 ("Subadviser"), and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut 06102-5056 ("Adviser").

                              W I T N E S S E T H:

         WHEREAS, Adviser and Subadviser are parties to that certain Subadvisory Agreement dated September 7, 2001 (the "Agreement"), pursuant to which Subadviser currently furnishes portfolio management services for the Phoenix-AIM Mid Cap Equity Series of The Phoenix Edge Series Fund (the "Fund");

         WHEREAS, the parties mutually desire to amend the Agreement and agree this Amendment will be effective as of November 29, 2004; and

         WHEREAS, under a certain exemptive order issued by the Securities and Exchange Commission on August 6, 2002, Investment Company Act Release No. 25693 (the "Order"), the Adviser has been granted the authority, subject to prior approval of the board of trustees of the Fund, to enter into subadvisory agreements with subadvisers, materially amend existing subadvisory agreements, and approve new subadvisory agreements with existing subadvisers in cases where the subadvisory agreement has been terminated as a result of an "assignment," in each case without such subadvisory agreement being approved by the shareholders of the applicable series. The Adviser has used the powers pursuant to said Order, permitting the Adviser to replace Massachusetts Financial Services Company, doing business as MFS Investment Management ("MFS"), as subadviser to the Phoenix-MFS Investors Growth Stock Series (the "Series") with A I M Capital Management, Inc. ("AIM"), with the Series now to be known as the Phoenix-AIM Growth Series.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby mutually agree to amend the Agreement as follows:

         1. Schedule C of the Agreement is hereby deleted, and replacement Schedule C attached hereto and made a part hereof is hereby substituted in lieu thereof.

         2. All references to Schedule C in section 7 of the Agreement are to attached replacement Schedule C.

         3. Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.

                  IN WITNESS WHEREOF, the undersigned have hereunto set their respective hands and seals as of the day and year first above written.

A I M CAPITAL MANAGEMENT, INC.                  PHOENIX VARIABLE ADVISORS, INC.


By:      /s/ Benjamin A. Hock, Jr.              By:       /s/ John H. Beers
         ---------------------------                     ------------------
         Name: Benjamin A. Hock, Jr.                     Name:  John H. Beers
         Title:  Managing Director                       Title:   Vice President

                                   SCHEDULE C
                                   ----------

                          DATED AS OF NOVEMBER 29, 2004

                                 SUBADVISORY FEE

                        Phoenix-AIM Mid-Cap Equity Series
                        ---------------------------------

For services provided to the Fund pursuant to paragraph 3 hereof, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate of 0.50% of the average daily net assets of the Series.

The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.

                 Phoenix-AIM Growth Series (previously known as
                   Phoenix-MFS Investors Growth Stock Series)
                   ------------------------------------------

For services provided to the Fund pursuant to paragraph 3 hereof, the Advisor will pay to the Subadvisor, on or before the 10th day of each month, a fee, payable in arrears, at the annual rates stated below, commencing on November 29, 2004:

              Rate(s)                Breakpoint based on average
              -------                daily net assets of the Series
                                     ------------------------------

              0.400%                 for the first $500 million;
              0.375%                 for the next $400 million;
              0.350%                 for the next $600 million; and
              0.250%                 for excess over $1.5 billion

The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of each Series shall be valued as set forth in the then current registration statement of the Fund.